Exhibit a(1)(xiii)

Exchange Offer Script

November 15, 2022

Spokesperson: Shlomi Aizenberg, Chief Operating Officer

•	Intro

•	Hello Playtikans.

•	Option Overview: Our Compensation Philosophy

•	As you know, stock options are a key component of our incentive and retention compensation program and we have offered them broadly, at all employee levels, since Playtika went public in January 2021.

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We believe stock options encourage employees to act like owners of the business by motivating us to work toward our collective goals and rewarding employees’ contributions by allowing them to benefit in the growth of Playtika’s value.

•	Option Overview: Underwater Options

•	We have experienced a decline in our share price which has resulted in all stock options previously granted being “underwater” - meaning that the exercise price is above the current share price.

•	Option Overview: Exchange Program

•	Today, I am pleased to announce Playtika has launched an Option Exchange for eligible employees and service providers.

•	In light of our current stock price, our Board of Directors has considered how to better align our employee and shareholder interests to generate long term shareholder value.

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After much consideration, we have decided to offer eligible employees and service providers the ability to exchange their stock options, both vested and unvested, for new restricted stock units (RSUs). An RSU is a right to receive a fixed number of Playtika shares over a vesting period without paying any exercise price. Shares are issued automatically at the end of each vesting period.

•	There is no obligation to participate in the Option Exchange. It is completely your choice. If you do not choose to participate in the Option Exchange, you will continue to hold your stock options.

•	The exchange ratio is 1 RSU for every 2.5 shares underlying a stock option that you surrender.

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If you elect to participate in the Option Exchange, which can be done on a grant-by-grant basis, the stock options you elect to surrender will be cancelled, replacement RSUs will be granted, and a new grant agreement will be provided through Shareworks.

•	Option Exchange Program Details

•	This is a voluntary, one-time opportunity.

•	Eligible employees and service providers are able to participate in the Option Exchange program.

•	You may participate on a grant-by-grant basis, but for each grant, your selection must be on an all-or-nothing basis.

•	The exchange window opened on November 14, 2022 and closes on December 12, 2022 at 9:00 p.m., Pacific Time.

•	The new RSUs will vest over 3-years, with the exact cadence depending on your jurisdiction.

•	Option Exchange Program: Exchange Ratio

•	The number of new RSUs received in the exchange will be less than the number of original stock options exchanged.

•	The exchange ratio is one new RSU for every 2.5 shares underlying a stock option you hold and surrender pursuant to the Option Exchange.

•	Option Exchange Program: Exchange Ratio Example

•	Example

•	If you hold a stock option for 1,000 shares, you can elect to exchange it for 400 new RSUs.

•	The value that you can realize from the replacement RSUs, or your existing stock options, depends on Playtika’s future share price and timing of exercise.

•	Option Exchange Program: Exchange Ratio Example

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This chart shows the crossover price for stock option with an exercise price of $18.71 per share. As you can see in the chart, the RSUs have a greater value below the “breakeven” price of ~$31 per share. The stock options, however, have a greater value above the breakeven price.

•	Whether you exchange your stock options for RSUs can depend on a variety of factors, including your view of the stock price of Playtika in the future.

•	Option Exchange Program: Program Details- Vesting

•	As mentioned earlier, if you exchange your stock options, any replacement RSUs received will generally vest quarterly over the course of 3 years.

•	Vesting dates may be different based on your jurisdiction.

•	Option Exchange Program: Your Choice

•	As a reminder, choosing to participate in the Option Exchange is solely up to you.

•	Although Playtika’s Board has approved this offer, we will not make any recommendations as to whether you should participate in the offer. That is completely up to you.

•	Option Exchange Program: More Information

•	We will be holding group meetings over the next couple weeks to provide an opportunity to ask any question you have.

•	Making Your Elections: Overview

•	We have created an Option Exchange website for all employees and service providers, which includes:

•	FAQs, Election portal and cross over analysis.

•	You can make your selections anytime between now and December 12, 2022 at 9:00 p.m., Pacific Time.

•	Step-by-Step Guide: Step 1

•	The Election portal is located at: www.MyOptionExchange.com

•	Click on the registration link.

•	Step-by-Step Guide: Step 2

•	Create a new account using your work email.

•	Create a password conforming to the security requirements.

•	Step-by-Step Guide: Step 3

•	The site uses 2-factor authentication.

•	Each time you want to log in, enter your email and password. Then you will get an email with a verification code.

•	The code will allow you to log in for 30 minutes.

•	Step-by-Step Guide: Step 4

•	If you missed the email or 30 minutes have passed, you can click the “Resend Code” link to receive a new verification code.

•	Step-by-Step Guide: Step 5

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Once logged in, you’ll be directed to the homepage where you can find resources as well as information about the exchange. You will want to click the “Change my Elections” button or the “Election Form” tab in order to proceed with making elections.

•	Step-by-Step Guide: Step 6A

•	The election form will show you all option grants that are eligible for exchange, as well as the number of replacement RSUs you will receive if you elect to exchange.

•	You can select “exchange” or “do not exchange”

•	Remember, you can make different elections for different grants, but each grant is “all or nothing”. You either exchange all options granted on a certain date or none of those options.

•	Step-by-Step Guide: Step 6B

•	The value calculator tool will show you more details about the value of your stock options, including:

•	The value of your current options at whatever price you input.

•	The value of your replacement RSUs at whatever price you input

•	The crossover price, which is the point your original options would be worth more than the RSUs received in the exchange.

•	Step-by-Step Guide: Step 7

•	After you make your elections, you will go to a confirmation page.

•	If you have read and understood the offering materials, you can select the two checkboxes.

•	Sign with your signature in the signature box and hit submit if you wish to have your selections processes.

•	Remember, the elections become final on December 12 at 9:00 p.m., Pacific Time. Until then, you can log in and change your elections.

•	You’ll be sent an email confirmation after you hit “Submit”.

•	Step-by-Step Guide: Step 8

•	Once you have confirmed your election, you can proceed to log off.

•	Key Dates and Next Steps

•	The Option Exchange opened yesterday, November 14, 2022 and will be open until December 12, 2022 at 9:00 p.m., Pacific Time.

•	During the week of December 18, replacement RSU agreements will be available for acceptance in your Shareworks account.

•	Conclusion

•	We have included a list of key terms and definitions to help clear up any confusion.

•	We encourage you to attend your local meetings to ask questions. More details on the local meetings to come soon.

•	If you have any other questions ahead of or following those meetings, please direct them to: to@playtika.com.

•	Thank you.